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                                                                     EXHIBIT 4.2

                                                      January 24, 2003


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
General Electric Capital Corporation         Fleet Retail Finance Inc.    Bank of America, N.A.
500 West Monroe                              40 Broad Street              335 Madison Ave, 6th Fl
Chicago, IL  60661                           Boston, MA  02108            New York, NY  10017

GECC Capital Markets Group, Inc.             Fleet Securities, Inc.       Banc of America Securities LLC
3001 Summer Street                           100 Federal Street           100 N. Tryon Street
Stamford, CT  06927                          Boston, MA  02110            Charlotte, NC  28255
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Re       Plan of Reorganization Financing for Kmart Corporation

Ladies and Gentlemen:

Reference is made to (a) that certain commitment letter dated January 13, 2003, with respect to the proposed plan of reorganization financing (the "Commitment Letter"), among General Electric Capital Corporation, GECC Capital Markets Group, Inc., Fleet Retail Finance, Inc., Fleet Securities, Inc., Bank of America, N.A., Banc of America Securities LLC and Kmart Corporation, (b) that certain syndication letter dated January 13, 2003 (the "Syndication Letter") among General Electric Capital Corporation, GECC Capital Markets Group, Inc., Fleet Retail Finance, Inc., Fleet Securities, Inc., Bank of America, N.A., Banc of America Securities LLC and Kmart Corporation, and (c) that certain letter agreement dated January 16, 2003 among General Electric Capital Corporation, GECC Capital Markets Group, Inc., Fleet Retail Finance, Inc., Fleet Securities, Inc., Bank of America, N.A., and Banc of America Securities LLC (the "January 16th Letter"). All defined terms used herein and not otherwise defined shall have the meaning given to them in the Commitment Letter.

Kmart has previously advised the parties hereto that its principal stockholder on a post-reorganization basis (the "Stockholder") contemplated contributing up to $280 million in cash to Kmart at closing, in exchange for equity securities of Kmart, to enable Kmart to repay certain of its pre-petition claims (the "Claims") in cash. The Stockholder has subsequently advised Kmart, GE Capital and GECMG that it may instead desire, at closing, to:

                  (a) Contribute $140 million in cash to Kmart, in exchange for equity securities of Kmart (the "Cash Contribution"), to enable Kmart to repay the Claims.

                  (b) Loan $60 million (as the same may be reduced as provided below) in cash to Kmart, in exchange for a convertible, subordinated promissory note issued by Kmart and more fully described below (the "Initial Note"), to enable Kmart to repay the Claims; provided that, if Kmart's Liquidity (as hereinafter defined) at closing (after giving effect to the making of all distributions and other payments to be made pursuant to the Plan of Reorganization on the Closing Date (other than
         (x) $60 million of such distributions and payments and (y) priority claims in respect of post-petition payables in favor of Kmart's and its subsidiaries' vendors and suppliers which are to be paid in the ordinary course of their business) and without duplication of the foregoing, any extensions of credit under the Financing to be made on such date, but without giving effect to the issuance of any Note) is in excess of $1.545 billion, then the amount of the loan shall be reduced by the amount of such excess. As used herein, (i) "Liquidity" means, at any time, Excess Availability at such time plus the Cash Balance and
         (ii) "Cash Balance" means, at any time, the aggregate amount of Kmart's unrestricted cash, cash equivalents and short-term
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         investments at that time, calculated in a manner consistent with the
         Business Plan (but exclusive of cash necessary for store operations in an amount equal to $300 million).

                  (c) At the Stockholder's option, contribute additional cash to Kmart, in exchange for additional equity securities of Kmart (each, an "Additional Contribution"), to enable Kmart to repay the Claims.

In addition, in the event Kmart determines during the 90-day period following the closing that the aggregate amount of distributions and other payments required to be made pursuant to the Plan of Reorganization (other than payables by Kmart and its subsidiaries to their suppliers and vendors on a post-petition basis, so long as such payables are to be paid (and ultimately are paid) out in the ordinary course of their business) are or will be in excess of those actually paid at closing (such excess, the "Excess Distributions"), Kmart shall have the right to (and shall) cause the Stockholder to make a loan in cash to Kmart, in exchange for a convertible, subordinated promissory note issued by Kmart and more fully described below (the "Additional Note" and, together with the Initial Note, the "Notes"), in an amount equal to the lesser of (a) the amount of the Excess Distributions, and (b) the excess, if any, of $60 million over the original principal amount of the Initial Note; provided that, if (i) the difference of Liquidity at closing (after giving effect to the making of all distributions and other payments to be made pursuant to the Plan of Reorganization on the Closing Date (other than (x) $60 million of such distributions and payments and (y) priority claims in respect of post-petition payables in favor of Kmart's and its subsidiaries' vendors and suppliers which are to be paid (and ultimately are paid) in the ordinary course of their business) and without duplication of the foregoing, any extensions of credit under the Financing to be made on such date, but without giving effect to the issuance of any Note) minus the amount of the Excess Distributions is in excess (such excess, the "Excess Cash Balance") of (ii) $1.545 billion, then the amount of such loan shall be reduced by the amount of the Excess Cash Balance.

The Notes, if any: (a) will not require amortization payments, but will be payable in full on the date which is no sooner than one year following the date of closing, (b) may provide for interest to be paid in cash so long as the interest rate does not exceed 10% per annum, (c) will provide that no payments (whether interest, principal or otherwise) may be made (i) unless Liquidity as of the end of the fiscal month immediately preceding such payment exceeds Liquidity contemplated by the Business Plan as of such time by at least $60 million, provided that, notwithstanding the foregoing, such payment may be made on or about January 31, 2005 if both (X) the Cash Balance at that time is at least $100 million and (Y) there are no outstanding borrowings under the Financing, other than outstanding and undrawn Letters of Credit or (ii) if a default or Event of Default has occurred and is continuing under the definitive Financing documentation, (d) will not be secured, (e) may be convertible into common equity securities of Kmart, and (f) will be subject to subordination provisions reasonably acceptable to the Initial Lenders. Any other material terms and conditions of the Note not specifically described herein shall be reasonably acceptable to the Initial Lenders. Notwithstanding anything in the Syndication Letter to the contrary or anything therein which may otherwise be inconsistent with the following, the defined term "Original Flex" in the Syndication Letter is hereby deemed to include the Initial Lenders' ability to change the terms of clause (a) of this paragraph (but only with respect to the maturity date of the Notes) and subclause (i) of clause (c) of this paragraph, in each case, to the extent GECMG and the other Co-Arrangers determine that they will not be able to sell down the Financing to the Desired Hold Positions (as defined in the Syndication Letter) without making such change(s).

Any Claims which are not paid in full on the Closing Date with the proceeds of the Cash Contribution and the Initial Note may be paid (a) in cash, in an amount not to exceed $140 million minus the actual principal amount of the Initial Note (the "Cap"), on the Closing Date either by borrowings of up to $80 million under the Financing (subject to the terms and conditions of the Commitment Letter, as amended hereby) or with Kmart's other cash on hand (exclusive of any Additional Contribution) and/or (b) in cash


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with the proceeds of any Additional Contribution (provided that the sum of the aggregate amount of Additional Contributions received by Kmart plus the original principal amount of the Additional Note shall reduce the amount of the Cap on a dollar-for-dollar basis) or the Additional Note. Furthermore, if the aggregate amount of Additional Contributions exceed the original amount of the Cap, then the principal amount of the Initial Note (and thereafter the Additional Note) shall be reduced on a dollar-for-dollar basis by such excess amount.

By your signatures below, please acknowledge your agreement that, notwithstanding the terms of the Commitment Letter, (a) the term "Permitted Pre-Petition Claim Payments" (as defined under the heading "Use of Proceeds" in the Commitment Letter) shall include, in addition to the payments currently described in such definition, payments to pre-petition creditors made (i) with the proceeds of the Cash Contribution and the Notes, (ii) from the sources described in clause (a) of the immediately preceding paragraph in an amount not to exceed the Cap (as the same may be decreased as described in the immediately preceding paragraph), and (iii) with the proceeds of Additional Contributions,
(b) the principal amount of the Initial Note will be excluded from the long term indebtedness condition referred to in the 17th bullet point under the heading "Other Terms and Conditions" in the Commitment Letter and (c) each of the Notes will constitute permitted indebtedness for purposes of "Exhibit A" to the Commitment Letter, but only, in the case of the preceding clauses (b) and (c), so long as such Note is consistent with the terms and conditions identified herein.

This letter agreement (a) amends to the extent set forth herein, and constitutes a part of, each of the Commitment Letter and the Syndication Letter and (b) supercedes all discussions and understandings, written or oral, since the date of the Commitment Letter, between or among the parties hereto with respect to the subject matter hereof (including, without limitation, the January 16th Letter).

This letter agreement is governed by the internal laws of the State of New York and may be executed in two or more counterparts, all of which, when taken together, will constitute one original.

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                                        Very truly yours,

                                        KMART CORPORATION


                                        By:____________________________________
                                           Duly Authorized Signatory

ACCEPTED AND AGREED:

GENERAL ELECTRIC CAPITAL CORPORATION


By: ___________________________________
         Duly Authorized Signatory


GECC CAPITAL MARKETS GROUP, INC.


By:____________________________________
         Duly Authorized Signatory


FLEET RETAIL FINANCE INC.


By:____________________________________
         Its: Duly Authorized Signatory


FLEET SECURITIES, INC.


By:____________________________________
         Its: Duly Authorized Signatory


BANK OF AMERICA, N.A.


By:____________________________________
         Its: Duly Authorized Signatory


BANC OF AMERICA SECURITIES LLC


By:____________________________________
         Its: Duly Authorized Signatory